                                                                    Exhibit 10.2


                       RETENTION AND SEVERANCE AGREEMENT

                  THIS RETENTION AND SEVERANCE AGREEMENT (this "AGREEMENT"), dated as of March 1, 2000, is made by and between DAOU Systems, Inc., a Delaware corporation ("DAOU"), DAOU-Sentient, Inc., a Delaware corporation and a wholly-owned subsidiary of DAOU ("DAOU-SENTIENT"), and Stephen M. Casey ("EMPLOYEE").

                                    RECITALS

         WHEREAS, DAOU and each of its wholly-owned subsidiaries (collectively, the COMPANY") recognize that the possibility of a Change in Control (as defined below) of DAOU exists and that such possibility, including the uncertainty that such possibility may raise among the Company's key employees, may result in the departure or distraction of such employees to the detriment of the Company and DAOU's stockholders;

         WHEREAS, DAOU's Board of Directors has determined that appropriate steps should be taken to reinforce and encourage the continued employment of the Company's key employees without distraction from the possibility of a Change in Control of DAOU or any related events and circumstances;

         WHEREAS, Employee is a key employee of the Company;

         WHEREAS, Employee has entered into an Employment Agreement with DAOU-Sentient dated as of March 30, 1998 (the "EMPLOYMENT AGREEMENT");

         WHEREAS, the Company considers that providing Employee with certain retention and severance benefits will operate as an incentive for Employee to remain employed by the Company in the event of a Change in Control of DAOU.

         NOW THEREFORE, to induce Employee to remain employed by the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, DAOU, DAOU-Sentient and Employee agree as follows:

                                   AGREEMENT

1.       DEFINITIONS.

         1.1 "BASE SALARY" shall mean the Employee's gross annual salary as of the Termination Date.

         1.2 "CAUSE" shall mean:

             (a) Employee's material breach of the Employment Agreement;

             (b) Employee's material failure to adhere to any written policy of the Company generally applicable to officers of the Company if Employee has been given a reasonable opportunity (but in no event later than thirty (30) days) to comply with such policy or cure his failure to comply after receiving notice of such failure;

             (c) Employee's appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company;

             (d) Employee's misappropriation (or attempted misappropriation) of any of the Company's funds or property;

             (e) the conviction of Employee, or the entering of a guilty plea or plea of no contest by Employee with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment;

             (f) willful misconduct;

             (g) Employee's physical or mental disability or other inability to perform the essential functions of his position, with or without reasonable accommodation; or

             (h) Employee's death.

         1.3 "CHANGE OF CONTROL" is defined to have occurred if, and only if, during Employee's employment:

             (a) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act is or becomes the "Beneficial Owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of DAOU representing fifty percent (50%) or more of the combined voting power of DAOU's then outstanding securities entitled to vote in the election of directors of DAOU;

             (b) there occurs a reorganization, merger, consolidation or other corporate transaction involving DAOU (a "TRANSACTION"), in each case, with respect to which the stockholders of DAOU immediately prior to such Transaction do not, immediately after the Transaction, own more than fifty percent (50%) of the combined voting power of DAOU or other corporation resulting from such Transaction; or

             (c) all or substantially all of the assets of DAOU are sold, liquidated or distributed.

         1.4 "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         1.5 [Reserved.]

         1.6 "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

         1.7 [Reserved.]

         1.8 [Reserved.]


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


         1.9 "RETENTION BONUS" shall mean the payment made pursuant to SECTION 4 of this Agreement.

         1.10 "RESIGNATION FOR GOOD REASON" shall mean the voluntary resignation by Employee of his employment with the Company within two (2) years following a Change in Control and within three (3) months of any of the following "GOOD REASONS":

             (a) any reduction in Employee's Base Salary or Target Bonus;

             (b) any significant reduction in Employee's responsibilities and/or authority; or

             (c) a relocation by the Company of Employee's place of Employment outside a twenty-five (25) mile radius of Employee's current place of employment.

An event described in Section 1.10(a) through (c) will not constitute Good Reason unless Employee provides written notice to the Company (or its successor) of his intention to resign for Good Reason and unless the Company (or its successor) does not cure the Good Reason within ten (10) days of the Company's (or its successor's) receipt of the written notice.

         1.11 "TARGET BONUS" shall mean the variable annual cash compensation that Employee is eligible to receive, prior to a Change in Control, as additional compensation or as an incentive bonus in the event targeted goals are achieved for the year.

         1.12 "TERMINATION DATE" shall mean the date of termination of Employee's employment relationship with the Company.

         1.13 "TERMINATION PAYMENTS" shall mean any payment or distribution of compensation or benefits made pursuant to SECTIONS 5.1 (a)-(d) of this Agreement.

2. TITLE AND DUTIES. Employee currently holds the positions of Director and President and Chief Executive Officer of DAOU-Sentient and Director and President and Chief Executive Officer of Enosus, Inc, a wholly-owned subsidiary of DAOU. Employee will: (i) devote his entire business time, attention, skill, and energy exclusively to the business of the Company; (ii) use his best efforts to promote the success of the Company's business; and (iii) cooperate fully with the President and the Board of Directors of the Company in the advancement of the best interests of the Company.

3. AT-WILL EMPLOYMENT. Employee reaffirms that Employee's employment relationship with the Company is at-will, terminable at any time and for any reason by either the Company or Employee. While certain paragraphs of this Agreement describe events that could occur at a particular time in the future, nothing in this Agreement may be construed as a guarantee of employment of any length.

4. RETENTION BONUS. If the Employee is continuously employed by the Company from the date of this Agreement through the consummation of a Change in Control, then, within fifteen (15) days after the consummation of such Change in Control, DAOU (or its successor) shall pay to Employee a lump sum amount equal to Two Hundred Seventy-Five Thousand Dollars


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


($275,000), less applicable state and federal taxes and/or other payroll deductions (the "RETENTION BONUS"). Such payment of the Retention Bonus shall be in addition to any compensation paid to Employee hereunder or under the Employment Agreement.

5. TERMINATION PAYMENTS. The provisions of this Section 5 of this Agreement shall replace the provisions of Section 8 of the Employment Agreement, and the Employment Agreement shall be deemed to be amended accordingly.

         5.1 If, within two (2) years immediately following a Change in Control, Employee's employment with the Company (or its successor) terminates as the result of (i) termination by the Company (or its successor) of Employee's employment for a reason other than Cause or (ii) Employee's Resignation for Good
Reason:

             (a) Employee will receive a pro-rata share of the Base Salary and Target Bonus accrued and owing to Employee through the Termination Date, less applicable state and federal taxes and/or other payroll deductions, and accrued but unused vacation, sick days and floating holidays through the Termination Date in accordance with the Company's (or its successor's) regular policies, less applicable state and federal taxes and/or other payroll deductions;

             (b) Within fifteen (15) days after the Termination Date, DAOU (or its successor) shall pay to Employee a severance payment in a lump-sum amount equal to Five Hundred Fifty Thousand Dollars ($550,000), less applicable state and federal taxes and/or other payroll deductions;

             (c) [Reserved.]

             (d) If Employee elects to continue insurance coverage as afforded to Employee according to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), DAOU (or its successor) will reimburse Employee the amount of the premiums incurred by Employee during the period beginning on the Termination Date and extend for twelve (12) months following the Termination Date. Nothing in this Agreement will extend Employee's COBRA period beyond the period allowed under COBRA, nor is the Company assuming any responsibility which Employee has for formally electing to continue coverage;

         5.2 The Termination Payments set forth in SECTIONS 5.1(b), (c) AND (d) above are in exchange for, and contingent upon Employee's execution of a release of all claims as of the Termination Date, in substantially the form attached to this Agreement as EXHIBIT 1.

         5.3 If Employee's employment terminates at any time prior to a Change of Control or after the two (2) year period immediately following a Change in Control as the result of (i) termination by the Company (or its successor) of Employee's employment for a reason other than Cause, or (ii) Employee's Resignation for Good Reason, Employee will be entitled to receive (A) payments in an aggregate amount equal to the Base Salary, payable over a twelve (12) month period following the Termination Date, (B) that part of the Target Bonus, if any, for the fiscal year in which such termination occurs, prorated through the end of the calendar month during which such termination occurs and (C) accrued but unused vacation, sick days and floating holidays through the Termination Date in accordance with the Company's (or its successor's) regular policies, each less applicable state and federal taxes and/or other payroll deductions.

         5.4 If Employee's employment with the Company terminates (i) for Cause or (ii) due to Employee's resignation without Good Reason, then DAOU (or its successor) will pay to Employee a pro-rata share of the Base Salary and Target Bonus accrued and owing to Employee through the Termination Date, less applicable state and federal taxes and/or other payroll deductions, and accrued but unused vacation, sick days and floating holidays through the Termination Date in accordance with the Company's (or its successor's) regular policies, less applicable state and federal taxes and/or other payroll deductions.

         5.5 If Employee resigns his employment for Good Reasons described in
Section 1.10 (b) above, payment of the above Termination Payments is further contingent upon Employee's willingness, at the Company's (or its successor's) request, to continue performing his duties on behalf of the Company (or its successor) in good faith for up to sixty (60) days following the occurrence of the events described in Section 1.10 (b); PROVIDED, HOWEVER, that Employee shall not be required to travel to perform his duties in good faith. DAOU (or its successor) will pay to Employee a pro-rata share of the Base Salary and Target Bonus and accrued but unused vacation, sick days and floating holidays according to the Company's (or its successor's) regular policies, less applicable state and federal taxes and/or other payroll deductions, during the up-to sixty (60) day period and will receive the Termination Payments upon completion of that period.

         5.6 Upon the Termination Date, Employee shall be entitled to take possession of the office furnishings which are located in his office at DAOU-Sentient, including a desk, a credenza, a bookshelf and chairs.

6. RETIREMENT AND PROFIT-SHARING PLANS. Notwithstanding anything in this Agreement to the contrary, Employee's rights in any retirement, pension or profit-sharing plans offered by the Company shall be governed by the rules of such plans as well as by applicable law.

7. TAX CONSEQUENCES. The Company makes no representations regarding the tax consequence of any provision of this Agreement. Employee is advised to consult with his own tax advisor with respect to the tax treatment of any payment contained in this Agreement.

8. TAX ADJUSTMENT. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if tax counsel selected by the Company and acceptable to Employee determines that any portion of any payment under this Agreement would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, the payments to be made to Employee under this Agreement shall be reduced (but not below zero) such that the value of the aggregate payments that Employee is entitled to receive under this Agreement, and any other agreement or plan or program of the Company, shall be one dollar ($1) less than the maximum amount of payments which Employee may receive without becoming subject to the tax imposed by Section 4999 of the Code.

9. DISPUTE RESOLUTION PROCEDURES. Any dispute or claim arising out of this Agreement shall be subject to final and binding arbitration. The arbitration will be conducted by one arbitrator who is a member of the American Arbitration Association ("AAA") or of the Judicial Arbitration and Mediation Services ("JAMS"), and will be conducted under the Expedited Procedures for Commercial Arbitration Rules of the AAA, or such similar procedures as may be in effect (the "Rules"). The arbitration shall be held in Montgomery County, Maryland. The parties will select the arbitrator from a list maintained by the AAA or JAMS and the parties agree that they will have five (5) Business Days in which to return the list to AAA or JAMS with their objections and preferences. Discovery will be limited to no more than seven (7) depositions by each side and written document requests, requesting the production of specific documents. The parties to the dispute will voluntarily produce any and all documents that they intend to use at the hearing before the close of discovery, subject to supplementation for purposes of rebuttal of good cause shown. The period for taking discovery shall be sixty (60) Business Days, commencing upon the day that the answer is due under the Rules. The arbitrator will hold a pre-hearing conference within three (3) Business Days of the close of discovery and will schedule the hearing within thirty (30) Business Days of the close of discovery. After the arbitrator is selected, the arbitrator shall have all authority to determine the arbitrability of any claim and enter a final and binding judgment at the conclusion of any proceedings in respect of the arbitration. Any final judgment only may be appealed on the grounds of improper bias or improper conduct of the arbitrator. All fees and costs will be allocated to the parties to the arbitration as determined by the arbitrator. Each party will initially pay its own fees and costs associated with the arbitration and each party will pay one-half of the arbitrator's fees up front, subject to the arbitrator's final determination on fees and costs.

10.      GENERAL PROVISIONS.

         10.1 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of California.

         10.2 ASSIGNMENT. Employee may not assign, pledge or encumber his interest in this Agreement or any part thereof.

         10.3 AMENDMENTS; WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the parties. No waiver of any provision or consent to any exception to the terms of this Agreement or any agreement contemplated hereby will be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent, and instance so provided.

         10.4 SEVERABILITY. The provisions of this Agreement are severable; and, if any provision will be held to be invalid or otherwise unenforceable, in whole or in part, then the remainder of the provisions, or enforceable parts of this Agreement, will not be affected.

         10.5 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

            If to the Company:        DAOU Systems, Inc.
                                      5120 Shoreham Place
                                      San Diego, CA  92122
                                      ATTENTION:  Chief Executive Officer
                                      Facsimile No.: (619) 452-2789


            With a copy to:           Baker & McKenzie
                                      101 West Broadway, Twelfth Floor
                                      San Diego, California  92101-3890
                                      ATTENTION:  Carlos D. Heredia, Esq.
                                      Facsimile No.: (619) 236-0429


            If to Employee:           Stephen M. Casey
                                      21608 Goshen Oaks Road
                                      Laytonsville, Maryland 20882
                                      Facsimile No.: 301-929-7677


             With a copy to:          Linowes and Blocher LLP
                                      1010 Wayne Avenue, Suite 1000
                                      Silver Spring, Maryland 20910
                                      ATTENTION:  John R. Orrick, Jr.
                                      Facsimile No. 301-495-9044.

         10.6 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous negotiations, agreements and understandings between the parties, oral or written. To the extent that the provisions of the Employment Agreement do not conflict with this Agreement, such provisions of the Employment Agreement shall remain in full force and effect.

         10.7 MODIFICATION; WAIVERS. No modification, termination or attempted waiver of this Agreement will be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

         10.8 AMENDMENT. This Agreement may be amended or supplemented only by a writing signed by both of the parties hereto.

         10.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original; PROVIDED, HOWEVER, that such counterparts shall together constitute only one instrument.

         10.10 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.11 DRAFTING AMBIGUITIES. Each party to this Agreement and its counsel have reviewed and revised this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any of the amendments to this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]



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


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                             DAOU SYSTEMS, INC.



                                             By: /s/ Larry Grandia
                                                 -------------------------------
                                                 Larry Grandia, President and
                                                 Chief Executive Officer



                                             DAOU-SENTIENT, INC.



                                             By: /s/ Donald R. Myll
                                                 -------------------------------
                                                 Donald R. Myll
                                                 Vice President



                                             EMPLOYEE:



                                             /s/ Stephen M. Casey
                                             -----------------------------------
                                             Stephen M. Casey

                                   EXHIBIT 1

                                GENERAL RELEASE

         THIS GENERAL RELEASE (this "RELEASE") is entered into effective as of ______________, ____, (the "EFFECTIVE DATE") by and between DAOU Systems, Inc., a Delaware corporation, having its principal offices at 5120 Shoreham Place, San Diego, California 92122 (the "COMPANY"), and Stephen M. Casey ("EMPLOYEE"), with reference to the following facts:

                                    RECITALS

         A. The parties entered into a Retention and Severance Agreement, dated as of March 1, 2000 (the "AGREEMENT"), pursuant to which the parties agreed that upon the occurrence of certain conditions, Employee would become eligible for certain Termination Payments (as defined in the Agreement) in exchange for Employee's release of the Company from all claims which Employee may have against the Company as of the Termination Date (as defined in the Agreement). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

         B. The parties desire to dispose of, fully and completely, all claims, which Employee may have against the Company in, the manner set forth in this Release.

                                   AGREEMENT

         1. RELEASE. Employee, for himself and his heirs, successors and assigns, each fully releases, and discharges the Company, its officers, directors, employees, shareholders, attorneys, accountants, other professionals, insurers and agents of the other (collectively "AGENTS"), and all entities related to each party, including, but not limited to, their respective heirs, executors, administrators, personal representatives, assigns, parent, subsidiary and sister corporations, affiliates, partners and co-venturers (collectively "RELATED ENTITIES"), from all rights (except for those rights that Employee may have as a stockholder of the Company), claims, demands, actions, causes of action, liabilities and obligations of every kind, nature and description whatsoever, Employee now has, owns or holds or has at anytime had, owned or held or may have against the Company, Agents or Related Entities from any source whatsoever, whether or not arising from or related to the facts recited in this Release. Employee specifically releases and waives any and all claims arising under any express or implied contract, rule, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the California Fair Employment and Housing Act, and the Age Discrimination in Employment Act, as amended ("ADEA").

         2. SECTION 1542 WAIVER. This Release is intended as a full and complete release and discharge of any and all claims that Employee may have against the Company, its Agents or Related Entities. In making this release, Employee intends to release the Company, its Agents and Related Entities from liability of any nature whatsoever for any claim of damages or injury or for equitable or declaratory relief of any kind, whether the claim, or any facts on which such claim might be based, is known or unknown to him. Employee expressly waives all rights under Section 1542 of the California Civil Code, which Employee understands provides as follows:

              A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee acknowledges that he may discover facts different from or in addition to those that he now believes to be true with respect to this Release. Employee agrees that this Release shall remain effective notwithstanding the discovery of any different or additional facts.

         3. WAIVER OF CERTAIN CLAIMS. Employee acknowledges that he has been advised in writing of his right to consult with an attorney prior to executing the waivers set out in this Release, and that he has been given a 21-day period in which to consider entering into the release of ADEA claims, if any. In addition, Employee acknowledges that he has been informed that he may revoke a signed waiver of the ADEA claims for up to seven (7) days after executing this Release.

         4. NO UNDUE INFLUENCE. This Release is executed voluntarily and without any duress or undue influence. Employee acknowledges he has read this Release and executed it with his full and free consent. No provision of this Release shall be construed against any party by virtue of the fact that such party or its counsel drafted such provision or the entirety of this Release.

         5. GOVERNING LAW. This Release is made and entered into in the State of California and accordingly the rights and obligations of the parties hereunder shall in all respects be construed, interpreted, enforced and governed in accordance with the laws of the State of California as applied to contracts entered into by and between residents of California to be wholly performed within California, without regard to conflicts of law principles.

         6. SEVERABILITY. If any provision of this Release is held to be invalid, void or unenforceable, the balance of the provisions of this Release shall, nevertheless, remain in full force and effect and shall in no way be affected, impaired or invalidated.

         7. CONSULTATION WITH COUNSEL. Employee acknowledges and agrees that he has had the opportunity to consult and review this Release with counsel.

         8. DISPUTE RESOLUTION PROCEDURES. Any dispute or claim arising out of this Release shall be subject to final and binding arbitration. The arbitration will be conducted by one arbitrator who is a member of the American Arbitration Association ("AAA") or of the Judicial Arbitration and Mediation Services ("JAMS"), and will be conducted under the Expedited Procedures for Commercial Arbitration Rules of the AAA, or such similar procedures as may be in effect (the "Rules"). The arbitration shall be held in Montgomery County, Maryland. The parties will select the arbitrator from a list maintained by the AAA or JAMS and the parties agree that they will have five (5) Business Days in which to return the list to AAA or JAMS with their objections and preferences. Discovery will be limited to no more than seven (7) depositions by each side and written document requests, requesting the production of specific documents. The parties to the dispute will voluntarily produce any and all documents that they intend to use at the hearing before the close of discovery, subject to supplementation for purposes of rebuttal of good cause shown. The period for taking discovery shall be sixty (60) Business Days, commencing upon the day that the answer is due under the Rules. The arbitrator will hold a pre-hearing conference within three (3) Business Days of the close of discovery and will schedule the hearing within thirty (30) Business Days of the close of discovery. After the arbitrator is selected, the arbitrator shall have all authority to determine the arbitrability of any claim and enter a final and binding judgment at the conclusion of any proceedings in respect of the arbitration. Any final judgment only may be appealed on the grounds of improper bias or improper conduct of the arbitrator. All fees and costs will be allocated to the parties to the arbitration as determined by the arbitrator. Each party will initially pay its own fees and costs associated with the arbitration and each party will pay one-half of the arbitrator's fees up front, subject to the arbitrator's final determination on fees and costs.





Dated:
      -------------------------------     ---------------------------------
                                          Stephen M. Casey





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